OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                  NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

      Meeting Date: .......   Tuesday, May 23, 2006

      Time: ...............   10:00 a.m. Pacific Time

      Place: ..............   DDB San Francisco
                              555 Market Street
                              San Francisco, California 94105

      Subject: ............   Election of directors

                              Ratification of the appointment of KPMG LLP as our independent auditors for the 2006 fiscal year

      Record Date: ........   April 7, 2006

      Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

      The Board recommends that shareholders vote FOR the election of the directors and the ratification of the appointment of KPMG LLP.

      Please sign and return your proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you plan to attend the 2006 Annual Meeting.

                                             MICHAEL J. O'BRIEN
                                                  Secretary

New York, New York
April 26, 2006

                                    CONTENTS

                                                                            Page

CORPORATE GOVERNANCE ......................................................    1
   Board Composition; Shareholder Communications; Stock
     Ownership Guidelines .................................................    1
   Board Operations .......................................................    2
   Director Attendance ....................................................    4
   Director Compensation ..................................................    4
   Ethical Business Conduct ...............................................    5
EXECUTIVE COMPENSATION ....................................................    5
   Summary Compensation Table .............................................    5
   Stock Options ..........................................................    7
   Compensation Committee Report on Executive Compensation ................    8
   Salary Continuation Agreements .........................................   11
EQUITY COMPENSATION PLANS .................................................   11
PERFORMANCE GRAPH .........................................................   12
STOCK OWNERSHIP ...........................................................   13
EXECUTIVE OFFICERS ........................................................   14
AUDIT RELATED MATTERS .....................................................   15
   Fees Paid to Independent Auditors ......................................   15
   Audit Committee Report .................................................   15
ITEMS TO BE VOTED ON ......................................................   17
   Item 1 - Election of Directors .........................................   17
   Item 2 - Ratification of the Appointment of Independent Auditors .......   19
INFORMATION ABOUT VOTING AND THE MEETING ..................................   19
   Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes ....   19
   Voting .................................................................   20
   Voting by Street Name Holders ..........................................   20
   Default Voting .........................................................   20
   Right to Revoke ........................................................   20
   Tabulation of Votes ....................................................   20
ADDITIONAL INFORMATION ....................................................   21
   Section 16(a) Beneficial Ownership Reporting Compliance ................   21
   Expense of Solicitation ................................................   21
   Incorporation by Reference .............................................   21
   Availability of Certain Documents ......................................   21
   Delivery of Documents to Shareholders Sharing an Address ...............   21
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING .........................   22

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------
                                 PROXY STATEMENT
                                   ----------

      The Board of Directors of Omnicom Group Inc., a New York corporation ("Omnicom", "we", "us" or "our"), is using this Proxy Statement to solicit proxies for our 2006 Annual Meeting of Shareholders on Tuesday, May 23, 2006, at 10:00 a.m. Pacific Time, at DDB San Francisco, 555 Market Street, San Francisco, California 94105 and at any adjournments or postponements of the Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed on or about April 26, 2006.

      Holders of our common stock, par value $0.15 per share, as of the close of business on April 7, 2006, will be entitled to vote their shares at the 2006 Annual Meeting. On that date, there were 170,561,209 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

      You can vote your shares:

      o     by returning the enclosed proxy card;

      o     through the Internet at the website shown on the proxy card;

      o     by telephone using the toll-free number shown on the proxy card; or

      o     in person at the 2006 Annual Meeting.

      Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on Thursday, May 18, 2006, for shares held in our employee retirement savings plan and/or our employee stock purchase plan, and by 11:59 p.m. Eastern Time on Monday, May 22, 2006, for all other shares. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the meeting and vote in person, your vote will supersede any earlier voting instructions.

      You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the 2006 Annual Meeting. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the 2006 Annual Meeting.

      If you hold shares in "street name" (that is, through a bank, broker or other nominee) and would like to attend the 2006 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on April 7, 2006, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2006 Annual Meeting.

      Additional information about the meeting is included below in this Proxy Statement in the section entitled "Information About Voting and the Meeting".

                              CORPORATE GOVERNANCE

Board Composition; Shareholder Communications; Stock Ownership Guidelines

      Our Board currently consists of 11 directors: nine independent or outside directors, our Chairman of the Board (Bruce Crawford) and our CEO and President (John Wren). Each director stands for election annually. Biographical information and information about the committees on which our directors serve is included below in this Proxy Statement in the section entitled "Items To Be Voted On: Item 1 - Election of Directors".

      Our Board has determined that all of our outside directors are "independent" within the meaning of the rules of the New York Stock Exchange, Inc. ("NYSE"), as well as under our Corporate Governance Guidelines. In determining that each of our outside directors is independent, the Board considered that, although infrequently, Omnicom and its subsidiaries sometimes, in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not otherwise material to the entity or Omnicom and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

      As a matter of policy, the independent directors regularly meet by themselves, without management present, in executive session, and met five times in 2005. Mr. Purcell, the Chairman of our Governance Committee, presided at these executive sessions.

      Interested parties, including shareholders, may communicate (if they wish, on a confidential, anonymous basis) directly with the independent directors as a group, with the Board as a whole or with any individual director by writing to our corporate secretary at the address above. Communications that are intended specifically for the independent directors or any individual director (including the presiding director of the executive sessions of our independent directors) should clearly state that the independent directors or the individual director is the intended recipient of such communication and such communications should be marked "Confidential".

      The Board encourages stock ownership by directors and senior managers. As described below, on average approximately one-half of the directors' annual compensation is paid in common stock and directors are permitted to elect to receive all or a portion of their cash director compensation in common stock. Information about stock ownership by our directors and executive officers is included below in this Proxy Statement in the section entitled "Stock Ownership". The Board adopted stock ownership guidelines for our directors in 2004. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of adoption of the guidelines or within five years of their joining the Board, whichever is later.

Board Operations

      Our Board met eight times during 2005. The Board's policy is generally to conduct specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic matters as well as particular tasks that by law or custom require the attention of the full Board. Our Board has established five standing committees, functioning in the following areas:

      o     audit and financial reporting

      o     management/compensation

      o     corporate governance

      o     finance and acquisitions/divestitures

      o     qualified legal compliance

      Each of the committees operates under a written charter recommended by the Governance Committee and approved by the Board and the Board operates pursuant to our Corporate Governance Guidelines. Each Board committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and committee charters are posted on our website at http://www.omnicomgroup.com.

      Audit Committee: The Audit Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to financial reporting. In this regard, the Audit Committee assists Board oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements,
(c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled "Audit Related Matters: Audit Committee Report". Among other responsibilities, the Audit Committee has the power to retain or dismiss, and to approve the compensation of, our independent auditors.

      The members of our Audit Committee are Messrs. Murphy (Committee Chair), Clark, Cook and Henning. The Board has determined that each member of our Audit Committee is "independent" within the meaning of the rules of both the NYSE and the Securities and Exchange Commission ("SEC"). The Board has also determined that each member of our Audit Committee is an "audit committee financial expert" within the meaning of the rules of the SEC, and is "financially literate" and has "accounting or related financial management expertise", as such qualifications are defined under the rules of the NYSE.

      The Audit Committee met 13 times last year.

      Compensation Committee: The Compensation Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters, to prepare a report on executive compensation for inclusion in our annual Proxy Statement and to serve as the Board committee authorized to administer and approve awards under our equity and other compensation plans.

      The members of our Compensation Committee are Messrs. Roubos (Committee Chair) and Coleman and Ms. Denison and Ms. Rice. The Board has determined that each member of our Compensation Committee is "independent" within the meaning of the rules of the NYSE.

      The Compensation Committee met six times last year.

      The report of the Compensation Committee is included below in this Proxy Statement in the section entitled "Executive Compensation: Compensation Committee Report on Executive Compensation".

      Governance Committee: The Governance Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. As part of its responsibilities, the committee considers and makes recommendations to the full Board with respect to the following matters:

      o nominees for election to the Board and committees it establishes from time to time and criteria therefor;

      o     the functions of the Board committees;

      o     standards and procedures for review of the Board's performance;

      o Omnicom's corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;

      o     management succession;

      o the Code of Conduct applicable to our directors, officers and employees; and

      o     the Governance Committee's performance of its own responsibilities.

      The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark, Coleman and Murphy, and Ms. Denison and Ms. Rice. The Board has determined that each member of our Governance Committee is "independent" within the meaning of the rules of the NYSE.

      The Governance Committee met five times last year.

      Nominations for directors may be made only by the Board or a Board committee, or by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our by-laws to our corporate secretary not later than 60 days prior to the date set for the annual meeting. You can obtain a copy of the full text of the by-law provision noted above by writing to our corporate secretary at our address on the cover of this Proxy Statement. Our by-laws have also been filed with the SEC.

      The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our by-laws and this Proxy Statement. We did not receive any recommended nominees from shareholders this year. Any future director candidates recommended by shareholders that are properly submitted will be considered in the same manner in which the Governance Committee evaluates nominees submitted by the Board or Governance Committee.

      Our Board seeks to assure that it is composed of individuals with substantial experience and judgment from diverse backgrounds but, except for the requirement that a substantial majority be independent, non-management directors, we do not have rigid director qualification requirements. However, our Governance Committee will consider the following qualifications and skills of director nominees:

      o     their independence;

      o their background and experience in relation to other members of the Board; and

      o     their commitment to the time required to discharge their duties.

      The Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and may perform research to identify director candidates. The Governance Committee has the power to engage third parties to assist in identifying and evaluating potential nominees.

      Finance Committee: The Finance Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings.

      The members of our Finance Committee are Messrs. Crawford (Committee Chair), Purcell and Roubos.

      The Finance Committee met eight times last year.

      Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee ("QLCC") is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and met once to adopt its charter in 2005.

Director Attendance

      Attendance at Board and committee meetings during 2005 averaged 99% for the directors as a group. Each of our directors attended at least 91% of the meetings of the Board and the committees of the Board on which he or she served during 2005. In 2005, all of our directors attended the Annual Meeting.

Director Compensation

      Directors who are not current or former employees of Omnicom or its subsidiaries are paid:

      o     an annual retainer of $60,000;

      o $2,000 for attendance at a Board or committee meeting in person, $1,000 for participation by telephone or video conference at any regularly scheduled meeting and $2,000 for participation by telephone or video conference at any special meeting; and

      o in accordance with our Director Equity Plan approved by shareholders at our 2004 Annual Meeting, common stock each quarter equal in value at the time of award to $17,500.

      The Chair of our Audit Committee receives an additional fee of $10,000 each year. We do not have a retirement plan for directors.

      Our Director Equity Plan provides that each director may elect to receive all or a portion of his or her cash director compensation for the following year's service in common stock. Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors' names. These elections generally must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director's account will be based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director.

      Directors who are also employees of Omnicom receive no compensation for serving as directors.

Ethical Business Conduct

      We have a Code of Conduct in place designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

      We also have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website and the websites of our various global networks.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the total compensation for each of the last three years (unless otherwise indicated) for the Chief Executive Officer and for each of our four most highly compensated executive officers during 2005. These five persons are referred to collectively as the "named executive officers" in this Proxy Statement.

                                                                                                             Long-Term
                                                            Annual Compensation                        Compensation Awards(1)
                                                ------------------------------------------------     --------------------------
       Name and                                                                       Other          Restricted      All Other
       Principal                                                                     Annual             Stock      Compensation
       Position                      Year          Salary          Bonus(2)      Compensation(3)      Awards(4)         (5)
      -----------                    ----       ----------       ----------      ---------------     ----------    ------------
John D. Wren                         2005       $1,000,000       $4,400,000       $  199,413               --        $ 15,103
  President and Chief                2004        1,000,000        4,000,000          193,159               --          14,594
  Executive Officer of               2003        1,000,000        1,100,000             --                 --          10,117
  Omnicom

Thomas L. Harrison                   2005       $  900,000       $1,500,000             --                 --        $100,377
  Chairman and Chief                 2004          900,000        1,750,000             --           $  380,500        61,753
  Executive Officer of               2003          881,000          750,000             --                 --          51,087
  Diversified Agency
  Services

Kenneth R. Kaess, Jr.(6)             2005       $  825,000       $2,400,000             --                 --        $ 21,014
  Former President and               2004          825,000        1,875,000             --                 --          18,359
  Chief Executive                    2003          806,000          525,000             --           $  305,980         9,774
  Officer of DDB
  Worldwide

Andrew Robertson                     2005       $  900,000       $2,500,000       $   95,433               --        $ 22,161
  President and Chief                2004          900,000        1,850,000           67,418               --          17,432
  Executive Officer of
  BBDO Worldwide(7)

Randall Weisenburger                 2005       $  975,000       $3,900,000       $  147,293               --        $ 13,345
  Executive Vice                     2004          975,000        3,500,000             --                 --          12,300
  President and Chief                2003          975,000          350,000             --           $1,147,425         8,000
  Financial Officer of
  Omnicom

----------
(1) There have been no stock options granted and no payouts to any of our named executive officers pursuant to a long-term incentive plan as defined in Item 402(a)(7)(iii) of Regulation S-K in any of our last three completed fiscal years.

(2) The named executive officers elected to receive reduced cash bonuses for 2003, even though they had satisfied the performance criteria established by the Compensation Committee.

(3) The amounts in this column include perquisites and other personal benefits where the total incremental cost of all perquisites and other personal benefits exceeds $50,000 per year. Where no amount is shown, the value of the perquisites or personal benefits provided was less than the minimum amount required to be reported. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to Omnicom and its subsidiaries.

      For Mr. Wren and Mr. Weisenburger, the 2005 totals include $186,293 and $136,073, respectively, for personal use of aircraft hours, which reflect the incremental cost to Omnicom after taking into account amounts Mr. Wren and Mr. Weisenburger reimbursed to Omnicom using the Standard Industrial Fare Level (SIFL) tables prescribed under IRS regulations. Prior to 2004, Omnicom calculated the cost of the personal use using the SIFL tables. Both Mr. Wren and Mr. Weisenburger have reimbursed and continue to reimburse Omnicom for the entire SIFL amount promptly after incurring the cost of a flight. For Mr. Robertson, the 2005 total includes $44,076 in moving expenses and $25,535 in auto lease payments.

(4) The value shown above represents the pre-tax value of the restricted shares based on the reported closing price of our common shares on the date of the award. One-fifth of the restricted shares granted vest on each of the first five anniversaries of the grant. Dividends will be payable on the shares to the extent paid on Omnicom's common stock generally, regardless of whether the shares are vested or unvested at the time. The total number and value of restricted shares owned by the named executive officers on December 31, 2005 based on the closing sales price ($85.13) were as follows:

      o Mr. Harrison held 6,800 restricted shares with a pre-tax value of $578,884.

      o Mr. Kaess held 3,200 restricted shares with a pre-tax value of $272,416.

      o Mr. Robertson held 13,200 restricted shares with a pre-tax value of $1,123,716.

      o Mr. Weisenburger held 15,320 restricted shares with a pre-tax value of $1,304,192.

(5)   All other compensation consists of each of the following:

      o Employer contributions to one or more retirement savings plans in the amount of $12,600 on behalf of each of Messrs. Wren, Weisenburger and Harrison, $21,000 on behalf of Mr. Robertson and $18,900 on behalf of Mr. Kaess.

      o Employer premium payments for life insurance in the amount of $2,503 for Mr. Wren, $6,622 for Mr. Harrison, $2,114 for Mr. Kaess, $1,161 for Mr. Robertson and $745 for Mr. Weisenburger.

      o Employer premium payments for medical and dental insurance in the amount of $49,870 and disability insurance in the amount of $31,286 for Mr. Harrison.

(6)   Deceased March 27, 2006.

(7)   Mr. Robertson was not an executive officer prior to 2004.

Stock Options

      Option Grants in Last Fiscal Year: No stock options were granted to the named executive officers in 2005.

      Aggregated Option Exercises Last Year and Fiscal Year-End Option Values:
The following table provides information about option exercises by the named executive officers in 2005, and the value of their unexercised options at the end of 2005. The value realized was calculated by subtracting the exercise price from the fair market value of our common stock on the exercise date. The value of unexercised in-the-money options at December 31, 2005 was calculated by subtracting the exercise price of in-the-money options from the closing sales price ($85.13) of our common stock at year end.

                                                                    Number of Shares
                                                                       Underlying            Value of Unexercised
                                                                       Unexercised               In-the-Money
                                      Number                           Options at                 Options at
                                     of Shares                      December 31, 2005          December 31, 2005
                                    Acquired on        Value          Exercisable/               Exercisable/
       Name                          Exercise        Realized         Unexercisable              Unexercisable
       ----                         -----------      --------       -----------------        ---------------------
John D. Wren (1) ................     140,000       $9,999,150     2,650,000/1,500,000     $44,505,415/$8,445,000

Thomas L. Harrison (1) ..........        --             --           583,333/166,667        $5,397,888/$3,796,674

Kenneth R. Kaess, Jr. (1) .......        --             --           135,556/166,667        $1,182,091/$3,796,674

Andrew Robertson (1) ............        --             --            73,333/166,667         $792,526/$3,796,674

Randall Weisenburger (1)(2) .....        --             --          1,179,999/620,001      $18,664,427/$15,876,823

----------
(1) Each of the named executive officers has stock options granted under the 2001 Long-Term Shareholder Value Plan (the "2001 Plan"), some of which are unexercisable. In general, unexercised options granted under the 2001 Plan are cancelled on termination of employment, except that otherwise exercisable options may be exercised within five business days of such termination. In certain limited circumstances, including the retirement, involuntary termination, death or total disability of the executive, those options would become exercisable in full and remain exercisable for the balance of their term. In order to be eligible for acceleration upon retirement, an executive must have reached a certain age and have devoted a certain number of years of service to Omnicom or one of its subsidiaries. Currently, Mr. Harrison and Mr. Wren could qualify for acceleration upon retirement with respect to their grants under the 2001 Plan. If there is a change of control of Omnicom, all outstanding options will become exercisable at the effective time of the transaction and remain exercisable for the balance of their term. Those stock options granted to Mr. Kaess under the 2001 Plan accelerated following his death.

      For these purposes, a change of control means, with certain exceptions,
      (a) the acquisition, directly or indirectly, of Omnicom stock such that the acquirer has more than 20% of the outstanding securities entitled to vote for a majority of the members of the Board or otherwise has the ability to elect a majority of the Board; (b) a change in the composition of the Board such that a majority of the members are not continuing directors; (c) the consummation of a merger or consolidation which has been approved by the shareholders of Omnicom, other than one in which the voting securities of Omnicom outstanding immediately prior thereto continues to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of Omnicom or such surviving entity; (d) the consummation of a plan of complete dissolution or liquidation; or (e) an agreement for the sale or disposition of all or substantially all of its assets which has been approved by Omnicom's shareholders.

(2) Mr. Weisenburger has stock options granted under our Equity Incentive Plan, some of which are unexercisable. In general, unexercised stock options granted under our Equity Incentive Plan would be cancelled in the event of termination of employment. In certain limited circumstances, including the retirement, involuntary termination, death or total disability of Mr. Weisenburger, those options would become exercisable in full and remain exercisable during the 36 months following the event but not beyond the balance of their term. Mr. Weisenburger does not currently meet the criteria for retirement. If there is a change of control of Omnicom, all outstanding options will become exercisable at the effective time of the transaction and remain exercisable for the balance of their term.

Compensation Committee Report on Executive Compensation

      The members of the Compensation Committee are Gary L. Roubos, Committee Chair, Leonard S. Coleman, Jr., Susan S. Denison and Linda Johnson Rice. The Board has determined that each member of the Compensation Committee is "independent" within the meaning of the rules of the NYSE. The Compensation Committee has furnished the following report on executive compensation for fiscal 2005.

      Omnicom's Executive Compensation Philosophy: The fundamental objectives of Omnicom's executive compensation policies are to enable us to attract, motivate and retain the talented executives who are a critical component of Omnicom's long-term success and to ensure that executives are provided incentives and compensated in a way that advances the short and long-term interests of shareholders. Omnicom achieves these objectives using executive compensation structures for senior management that combine three principal elements: base salary, performance-based cash bonuses and long-term stock-based awards. The Compensation Committee's philosophy and goals are summarized below.

      Flexibility and Competitiveness: Omnicom maintains flexibility in its mix of awards in order to meet changing market conditions and to attract and retain world-class senior management talent. In making compensation decisions with respect to each of the components listed above, the Compensation Committee considers the competitive market for executives and compensation levels provided by companies of comparable size and complexity. The Compensation Committee regularly reviews the compensation practices at companies with which Omnicom competes for talent as well as companies comparable to Omnicom. Competitive market data are derived periodically, including data from companies in the peer group index of the Shareholder Return Performance Graph (included below in the Section entitled "Performance Graph"). The Compensation Committee's objective is not simply to match compensation levels within a particular range related to levels provided by industry peers, but to use these comparisons as one factor in determining the optimal combination of salary, short term incentives, and long-term stock-based compensation to provide maximum performance incentives.

      Performance-Based Compensation: Historically, the fixed portion of Omnicom's compensation has been substantially less than the variable portion to provide management incentives to achieve Omnicom's performance goals. In addition, Omnicom frequently utilizes stock-based compensation to strengthen the alignment of its executives' interests with those of its shareholders.

      Merit-Driven Compensation: The Compensation Committee aims to provide total compensation that reflects an accurate assessment of individual performance, current responsibilities, leadership potential and contribution to Omnicom achieving its objectives.

      Omnicom's Executive Compensation Policies: The Compensation Committee determines the compensation of the Chief Executive Officer and the other named executive officers subject, in the CEO's case, to the approval of the full Board. The Compensation Committee considers the factors described below and the recommendations of the CEO in determining the compensation of the named executive officers other than the CEO. The CEO determines the compensation of executives who are not named executive officers, subject to the approval of the Compensation Committee for stock-based incentive awards.

      The Compensation Committee engages compensation consultants to assist it generally in overseeing Omnicom's compensation programs and in determining appropriate compensation levels and structures for executive officers. Omnicom's policies with respect to each of the three principal elements identified above, as well as other elements of compensation, are described below.

      Base Salary: Adjustments in base salary for executive officers are discretionary and generally are considered no more frequently than every 18 months. In determining base salary and adjustments to base salary, the Compensation Committee considers:

      o     the executive's level of responsibility;

      o Omnicom's profitability and the profitability of the business unit with which the executive is associated; and

      o our knowledge of executive compensation practices of other companies of similar size, geographic reach and financial characteristics.

Omnicom's profitability is determined by reference to its earnings per share, and profitability of a business unit is determined by reference to its operating profit.

      In setting salaries, the Compensation Committee considers the importance of placing a high proportion of executives' compensation "at risk" in the form of an incentive cash bonus as well as long-term stock-based compensation.

      Incentive Cash Bonuses: The annual cash bonus typically represents a substantial portion of the cash compensation of executive officers. The Compensation Committee administers incentive bonuses for all executive officers.

      Prior to or shortly after the beginning of the year, the Compensation Committee identifies the executive officers who will receive cash bonuses and their incentive levels. The committee normally establishes specific performance goals based on business criteria. In general, performance goals are based on one or more of the following criteria: revenue growth, operating income, net income, earnings per share, cash flow and return on equity. In determining the extent to which the established performance goals are met for a given period, the Compensation Committee exercises its judgment whether to include or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom's public filings.

      At the end of the year, the Compensation Committee reviews the performance of each participant against his or her performance goals. Awards are paid only after the committee has determined that the performance goals have been attained. The Compensation Committee considers the recommendations of the CEO as to the named executive officers other than the CEO, and retains the discretion to adjust the amount of an award otherwise payable to a participant despite the attainment of previously established performance goals.

      In 2005, Omnicom exceeded threshold levels of performance, and the executive officers were entitled to their targeted cash bonuses. These bonuses were paid on or around March 31, 2006. In 2003, even though Omnicom exceeded threshold levels of performance and executive officers were entitled to their targeted cash bonuses, senior management, including the named executive officers and other executive officers, elected to receive reduced bonuses to assure that lower-level employees received substantial incentive compensation in recognition of their performance in 2003.

      Long-Term Stock-Based Incentive Awards: The Compensation Committee determines the restricted stock award grants and stock option grants for the named executive officers. Such grants for executive officers who are not named executive officers are recommended by the CEO and determined by the Compensation Committee in a discretionary manner.

      o Restricted Stock Awards: The Compensation Committee grants restricted stock awards annually to a relatively broad group of key executives based upon the executive's level of responsibility and judgment of the executive's current and expected future contribution to Omnicom's performance. In general, the Compensation Committee's judgment is based on an analysis of the executive's contribution by evaluating such factors as the revenue growth and profitability of Omnicom and the business unit with which the executive was associated, and various personal performance factors, which may include such qualitative factors as organizational leadership, staff development, progress toward strategic initiatives and client development. Restricted stock awards typically vest over a period of five years, with 20% vesting each year. The restricted stock is subject to forfeiture if a participant's employment is terminated for certain reasons before the shares become vested. During the award cycle, participants receive dividends on and have the right to vote the awarded shares. No restricted stock was awarded to the named executive officers in 2005.

      o Stock Options: The Compensation Committee grants stock options to a relatively select group of key executives based upon the same measurements as those on which restricted stock awards are based. Stock options are granted with an exercise price equal to the market price of Omnicom's stock on the day of grant and generally vest over a period of three years. In one year, however, the Compensation Committee granted stock options all of which vested after a period of six years, subject to acceleration in certain events including the attainment of certain share price thresholds. No stock options were awarded to the named executive officers in 2005.

      o Performance Share Units: In prior years, the Compensation Committee has approved awards to certain executive officers under which they have the right to earn performance share units. Performance share units entitle the holder to payouts of cash and/or common stock, as determined by the Compensation Committee, up to a maximum amount, based on the value of one share of common stock on the payout date for each performance share unit. The Compensation Committee retains the overall discretion to reduce any performance compensation and performance share units that the holder would otherwise be entitled to receive.

                  The Compensation Committee has awarded performance share units based on a review of Omnicom's earnings per share growth over a three-year period. If the executive officer is affiliated with one of Omnicom's subsidiaries, the committee evaluates the executive using a formula that considers both Omnicom's earnings per share growth over a three-year period and the three-year net profit growth of that subsidiary. No performance share units for the performance period of 2003 to 2005 were paid out because the executive officers eligible to receive these awards elected not to receive them, even though the specified targets were met, including our CEO and President and our Executive Vice President and CFO, who in 2005 would have earned sizable stock grants as a result of Omnicom exceeding certain threshold levels of performance. The Compensation Committee took into consideration the fact that Mr. Wren and Mr. Weisenburger waived these grants when deciding upon their cash incentive bonuses for 2005.

      CEO Compensation: In determining Mr. Wren's compensation for 2005, the Compensation Committee applied the same principles described in this Compensation Committee Report in the same manner that they were applied to other executives. The Compensation Committee arrived at the mix of base salary, bonus and long-term grants reflected in the Summary Compensation Table above by evaluating the responsibilities of his position, Omnicom's performance and the competitive marketplace.

      Mr. Wren's base salary for 2005 was set at $1,000,000 per year, the same as his base salary for 2004 and 2003, and he received a cash incentive bonus for 2005 of $4,400,000. Mr. Wren's base salary and incentive bonus were approved by the Board upon the recommendation of the Compensation Committee and are consistent with its practice of having incentive compensation serve as a substantial component of our executives' compensation. In determining the ultimate amount of the incentive bonus to be paid to Mr. Wren, in addition to the relevant factors discussed above that are applicable to the other named executive officers, the Compensation Committee considered Omnicom's financial performance in fiscal 2005 compared to 2004, Mr. Wren's individual contribution to that performance, competitive compensation practices, and Mr. Wren's contribution to non-financial attributes of Omnicom and its subsidiaries, including corporate governance matters.

      Under Mr. Wren's leadership, in comparing fiscal 2005 to fiscal 2004, Omnicom achieved diluted earnings per share growth of 12.4%, net income growth of 9.3%, and worldwide revenue growth of 7.5%. Mr. Wren's compensation for 2005 is a reflection of his personal performance, and Omnicom's overall performance, in 2005.

      Internal Revenue Code Section 162(m): Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to a Chief Executive Officer and certain other executive officers unless the compensation is "qualified performance-based compensation". Last year at the Annual Meeting, Omnicom's shareholders approved the adoption of our Senior Management Incentive Plan. Under the Incentive Plan, payments of bonuses will constitute "qualified performance-based compensation" under the provisions of
Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals included in the Senior Management Incentive Plan. Notwithstanding the adoption of the Incentive Plan by Omnicom's stockholders last year, the Compensation Committee reserves the right to pay Omnicom's employees, including participants in the Incentive Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code. Omnicom's Equity Incentive Plan has been approved by its shareholders pursuant to the requirements of Section 162(m) so that awards earned under these plans will qualify for tax deduction by Omnicom when paid.

      The Compensation Committee considers the anticipated tax treatment to Omnicom and its subsidiaries in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

      Conclusion: The Compensation Committee believes that it is achieving its goals in allowing executive compensation to reflect Omnicom's financial performance. This reflection imposes an adequate risk to levels of executive compensation when Omnicom's performance does not meet the Compensation Committee's ambitious goals and creates an adequate incentive since executives are amply rewarded when their performance contributes to Omnicom's financial performance exceeding those goals. The Compensation Committee further believes that it awards compensation that is reasonable when all elements of potential compensation are considered. The first-rate talent and leadership of Omnicom's executives make an enormous impact in Omnicom's long-term performance. The Compensation Committee concludes that Omnicom's executive compensation structure is meeting the objectives set forth in the statement of the Compensation Committee's philosophy.

Gary L. Roubos, Chairman
Leonard S. Coleman, Jr.
Susan S. Denison
Linda Johnson Rice
Members of the Compensation Committee

Salary Continuation Agreements

      We have entered into salary continuation agreements with each of the named executive officers under which we agreed to make annual payments to them for up to ten years after termination of full time employment, unless termination is for "cause", in consideration for their agreements not to compete and to consult during the service period. "Cause" is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. If a covered executive dies before expiration of the applicable payment period, his beneficiary is entitled to 75% of the executive's payment for the remainder of that period. The payments are equal to a percentage of the covered executive's salary and are subject to reduction in certain circumstances. The salary percentages are equal to 50% for the named executive officers. The payment periods are based on age and service and are currently: ten years for Mr. Wren, nine years for Mr. Harrison, five years for Mr. Robertson, and three years for Mr. Weisenburger. Pursuant to the terms of his salary continuation agreement, Mr. Kaess's beneficiary will receive payments equal to 37.5% of his salary for a ten year period.

                            EQUITY COMPENSATION PLANS

      Our principal equity plan for employees is our Equity Incentive Plan, which was approved by shareholders in 2002, and amended with shareholder approval in 2003, and replaced all prior employee equity incentive plans. As a result of the adoption of the Equity Incentive Plan, no new awards may be made under prior plans. Awards that are forfeited or cancelled under prior plans may be reissued under the Equity Incentive Plan. Outstanding equity awards under prior plans, however, were not affected by the adoption of our Equity Incentive Plan.

      Our principal equity plan for non-employee directors is our Director Equity Plan, which was approved by our shareholders at our Annual Meeting in 2004. We also have a tax-qualified employee stock purchase plan available to substantially all domestic employees.

      All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2005.

                                   Number of securities to   Weighted-average          Number of securities remaining
                                   be issued upon exercise   exercise price of      available for future issuance under
                                   of outstanding options,  outstanding options,    equity compensation plans (excluding
Plan Category                        warrants and rights    warrants and rights    securities reflected in first column)
-------------                      -----------------------  -------------------    -------------------------------------
Equity compensation plans
  approved by security holders ....      15,702,835               $74.05                         8,948,656(1)
Equity compensation plans not
  approved by security holders ....              --                   --                                --
                                         ----------               ------                         ---------
Total .............................      15,702,835               $74.05                         8,948,656
                                         ==========               ======                         =========

----------
(1) This figure includes 1,063,798 shares that remained available for purchase as of December 31, 2005 under the employee stock purchase plan, which is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate. The maximum number of shares that may be issued under our Equity Incentive Plan as restricted stock or other non-option awards is 3.25 million shares (in addition to shares relating to restricted stock awards made under the plan prior to May 20, 2003).

                                PERFORMANCE GRAPH

      The graph below compares cumulative total return on our common stock during the last five fiscal years with the Standard & Poor's 500 Composite Index and a peer group of publicly held corporate communications and marketing holding companies. The peer group consists of The Interpublic Group of Companies, Inc., WPP Group plc, Publicis Groupe SA and Havas. Cordiant Communications Group and Grey Global Group Inc., which were included in the peer group for prior years, are no longer included following their acquisition by WPP Group. As a result, the graph has been restated for all prior years to exclude Cordiant and Grey Global. The graph shows the value at the end of each year of each $100 invested in our common stock, the S&P 500 Index and the peer group. The graph assumes the reinvestment of dividends.

      Returns depicted in the graph are not indicative of future performance.

[The following information is depicted as a line chart in the printed material.]

                COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

                                 INDEXED RETURNS

                         Base                      Years Ending
                        Period     ---------------------------------------------
Company Name / Index     Dec00      Dec01    Dec02     Dec03     Dec04     Dec05
--------------------------------------------------------------------------------
OMNICOM GROUP             100      108.87    79.75    109.07    106.53    108.74
S&P 500 INDEX             100       88.12    68.66     88.34     97.94    102.75
PEER GROUP                100       77.20    44.14     52.26     51.14     53.19

                                 STOCK OWNERSHIP

      The following table sets forth certain information as of the close of business on March 31, 2006 (except as otherwise noted), with respect to the beneficial ownership (1) of our common stock by:

      o each person known to Omnicom to own beneficially more than 5% of our outstanding common stock;

      o     each current director or nominee;

      o     each named executive officer; and

      o     all directors and executive officers as a group.

                                                                  Options        Total      Percent of
                                                Number of       Exercisable    Beneficial     Shares
               Name                          Shares Owned(2)  within 60 days   Ownership    Outstanding
               ----                          ---------------  --------------   ----------   -----------
FMR Corp. (3)                                  15,691,896              --      15,691,896      8.90%
UBS Global Asset Mgt. (Americas) Inc. (4)      12,107,195              --      12,107,195      6.87%
John D. Wren                                      376,503       2,450,000       2,826,503      1.60%
Bruce Crawford                                    238,100              --         238,100         *
Robert Charles Clark                                2,962              --           2,962         *
Leonard S. Coleman, Jr                              6,728              --           6,728         *
Errol M. Cook (5)                                   5,362              --           5,362         *
Susan S. Denison                                    8,295              --           8,295         *
Thomas L. Harrison                                 68,199         583,333         651,532         *
Michael A. Henning                                  5,534              --           5,534         *
Kenneth R. Kaess, Jr.(6)                               --              --              --        --
John R. Murphy                                      8,597              --           8,597         *
John R. Purcell (7)                                46,642              --          46,642         *
Linda Johnson Rice                                  3,145              --           3,145         *
Andrew Robertson                                   20,283          73,333          93,616         *
Gary L. Roubos                                      9,829              --           9,829         *
Randall J. Weisenburger                           111,246       1,299,999       1,411,245         *
All directors and executive officers
   as a group (20 persons)                      1,079,531       5,203,997       6,283,528      3.56%

----------
*     less than 1%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2) Unless otherwise indicated, the number of shares owned represents both sole voting and sole investment power. Includes:

      o shares held pursuant to executive restricted stock program, namely, Mr. Harrison--4,400 shares, Mr. Robertson--9,200 shares, and Mr. Weisenburger--10,660 shares;

      o shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Clark--1,612 shares, Mr. Cook--1,612 shares, Ms. Denison--3,108 shares, Mr. Henning--3,284 shares, Mr. Murphy--3,284 shares, Mr. Purcell--1,612 shares, and Ms. Rice--1,700 shares;

      o shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren--92,996 shares, Mr. Harrison--52,400 shares and Mr. Weisenburger--57,640 shares;

      o shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Wren-- 10,013 shares, Mr. Harrison--1,762 shares, and Mr. Weisenburger--498 shares; and

      o shares purchased under an employee stock purchase plan, namely, Mr. Harrison--2,438 shares and Mr. Weisenburger--2,448 shares.

(3)   Stock ownership is as of December 31, 2005, and is based solely on a
      Schedule 13G/A filed by FMR Corp. with the SEC on February 14, 2006. In its filing, FMR Corp. reported having sole voting power over 1,137,201 shares and sole dispositive power over 15,691,896 shares. Edward C. Johnson 3rd is Chairman of FMR Corp. and reported sole dispositive power over all of the shares beneficially owned by FMR Corp. FMR Corp. has certified in its Schedule 13G/A that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)   Stock ownership is as of December 31, 2005, and is based solely on a
      Schedule 13G filed with the SEC on February 14, 2006, by UBS AG for the benefit and on behalf of the Traditional Investments division of the UBS Global Asset Management business group of UBS AG. UBS Global Asset Management (Americas) Inc., a member of the UBS Global Asset Management business group of UBS AG, is identified as the subsidiary which acquired the shares being reported. In the filing, UBS AG reported having sole voting power over 6,818,818 shares and shared dispositive power over 12,107,195 shares. UBS AG has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(5) Includes 3,500 shares which are held in a joint brokerage account shared by Mr. Cook and his wife.

(6) Mr. Kaess died prior to March 31, 2006, the date as of which the table speaks.

(7) Includes 2,000 shares held by Mr. Purcell's wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.

                               EXECUTIVE OFFICERS

      The following table sets forth the names, ages and positions of our executive officers as of the date of this Proxy Statement.

Name                               Position                                                                 Age
----                               --------                                                                 ---
Bruce Crawford                     Chairman                                                                 77
John D. Wren                       President and Chief Executive Officer                                    53
Randall J. Weisenburger            Executive Vice President and Chief Financial Officer                     47
Philip J. Angelastro               Senior Vice President of Finance and Controller                          41
Michael Birkin                     Vice Chairman                                                            47
Charles E. Brymer                  President and Chief Executive Officer of DDB Worldwide                   46
Jean-Marie Dru                     President and Chief Executive Officer of TBWA Worldwide                  59
Thomas L. Harrison                 Chairman and Chief Executive Officer of Diversified Agency Services      58
Peter Mead                         Vice Chairman                                                            66
Michael J. O'Brien                 Senior Vice President, General Counsel and Secretary                     45
Andrew Robertson                   President and Chief Executive Officer of BBDO Worldwide                  45
Daryl D. Simm                      Chairman and Chief Executive Officer of Omnicom Media Group              44

      Information concerning Mr. Crawford and Mr. Wren is included below under "Items To Be Voted On: Item 1 - Election of Directors".

      Randall J. Weisenburger was appointed Executive Vice President and Chief Financial Officer in September 1998.

      Philip J. Angelastro was promoted to Senior Vice President of Finance in January 2002 and was appointed Controller on February 1, 1999. Mr. Angelastro joined Omnicom in June 1997 as Vice President of Finance of Diversified Agency Services ("DAS") after being a Partner at Coopers & Lybrand LLP.

      Michael Birkin was appointed Vice Chairman of Omnicom, as well as President and CEO of Omnicom Asia-Pacific, on March 1, 2005. From 1999 to 2005, he served as Worldwide President of DAS. Mr. Birkin previously served as International President of DAS from 1997 to 1999 and European Managing Director of DAS from 1995 to 1997.

      Charles E. Brymer was appointed President and CEO of DDB Worldwide on April 20, 2006. Prior to that, Mr. Brymer was Chairman and Group Chief Executive of Interbrand Group, a position he held since 1994. Prior to that he was the President of Interbrand Group's U.S. business.

      Jean-Marie Dru was appointed President and CEO of TBWA Worldwide in March 2001. He had previously been President International of TBWA Worldwide. Mr. Dru was co-founder and Chairman of BDDP Group, which merged with TBWA in 1998.

      Thomas L. Harrison was appointed Chairman and CEO of DAS in May 1998.

      Peter Mead was appointed Vice Chairman in May 2000. He had previously been Group Chief Executive of Abbot Mead Vickers plc and Joint Chairman of AMV BBDO.

      Michael J. O'Brien joined Omnicom in November 2003 and was appointed Senior Vice President, General Counsel and Secretary in December 2003. Prior to that, he was a partner in the law firm of Goodwin Procter LLP (since April
2002). Prior to that, he was a partner in the law firm of O'Sullivan LLP.

      Andrew Robertson was named CEO of BBDO Worldwide in May 2004, having been made President of BBDO Worldwide in 2002. In 2001, Mr. Robertson was President and CEO of BBDO North America, and was subsequently elected to the Worldwide Board of Directors of BBDO. He joined BBDO in 1995.

      Daryl D. Simm was named Chairman and CEO of the newly formed Omnicom Media Group in November 2005. Mr. Simm previously held the position of President and CEO of OMG.

                              AUDIT RELATED MATTERS

Fees Paid to Independent Auditors

      The following table shows information about fees billed by KPMG LLP and affiliates for professional services (as well as all "out-of-pocket" costs incurred in connection with these services) rendered for the last two fiscal years:

                                           Approved                    Approved
                                           by Audit                    by Audit
                                 2005      Committee        2004       Committee
                                 ----      ---------        ----       ---------
Audit Fees (1) ...........   $17,898,332      100%      $20,000,000      100%
Audit-Related Fees (2) ...       996,585      100%        2,147,200      100%
Tax Fees (3) .............       417,527      100%          609,053      100%
All Other Fees (4) .......            --                         --
                             -----------                -----------
Total Fees ...............   $19,312,444                $22,756,253
                             ===========                ===========

----------
(1) Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements. Audit Fees in 2004 and 2005 include the audit of internal controls over financial reporting.

(2) Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.

(3) Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.

(4) All Other Fees are fees for any products or services not included in the first three categories.

      In deciding to reappoint KPMG LLP to be our auditors for 2006, the Audit Committee considered KPMG LLP's provision of services in the last two years to assure that they were compatible with maintaining KPMG LLP's independence. The committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

Audit Committee Report

      The members of our committee are John R. Murphy, Committee Chair, Robert Charles Clark, Errol M. Cook and Michael A. Henning. The Board has determined that each member of the Audit Committee is independent within the meaning of the rules of the NYSE and the SEC. The Board has also determined that each member is "financially literate" and has "accounting or related financial management expertise," as such qualifications are defined under the rules of the NYSE, and is an "audit committee financial expert" within the meaning of the rules of the SEC. The Board has adopted a written Audit Committee Charter, a copy of which is posted on our website at http://www.omnicomgroup.com.

      During 2005, the Audit Committee met 13 times. The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee's meetings include, whenever appropriate, executive sessions with Omnicom's independent registered public accountants and with Omnicom's internal auditors, in each case, without the presence of Omnicom's management. The Audit Committee's primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom's financial reporting. In this regard, the committee: (a) assists Board oversight of (i) the integrity of Omnicom's financial statements, (ii) Omnicom's compliance with legal and regulatory requirements, (iii) the qualifications and independence of Omnicom's independent auditors, and (iv) the performance of Omnicom's internal audit function and independent auditors; and (b) prepares this Report. In carrying out these responsibilities, the Audit Committee, among other things: (a) monitors preparation of quarterly and annual financial reports by Omnicom's management; (b) supervises the relationship between Omnicom and its independent registered public accountants, including (i) having direct responsibility for their appointment, compensation and retention, (ii) reviewing the scope of their audit services, (iii) approving audit and non-audit services, and (iv) confirming the independence of the independent registered public accountants; and (c) oversees management's implementation and maintenance of effective systems of internal controls.

      Management is responsible for the preparation, presentation and integrity of Omnicom's financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing management's assessment of the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

      In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom's audited 2005 financial statements as of December 31, 2005. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, which included discussion of the quality of Omnicom's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as currently in effect, and has discussed with KPMG LLP its independence. The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services.

      During fiscal 2005, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. In performing these duties and responsibilities, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Omnicom's management and KPMG LLP, which expresses an opinion on the conformity of Omnicom's annual financial statements to accounting principles generally accepted in the United States. Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2005 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

John R. Murphy, Chairman
Robert Charles Clark
Errol M. Cook
Michael A. Henning
Members of the Audit Committee

                              ITEMS TO BE VOTED ON

Item 1 - Election of Directors

      The current 11 members of the Board have been nominated to continue to serve as directors for another year. All of the nominees have been recommended for re-election to the Board by our Governance Committee and approved and nominated for re-election by the Board.

      The Board recommends that shareholders vote FOR all nominees.

      The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

      In accordance with our by-laws, directors are elected by a plurality of the votes cast. That means the nominees will be elected if they receive more affirmative votes than any other nominees. Our form of proxy permits you to withhold your vote for particular nominees. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum and will not affect whether a given nominee is elected because directors are elected by a plurality of the shares voted at a meeting at which a quorum is present. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

      Set forth below is biographical and other information, as of the date of the mailing of this Proxy Statement, about our nominees for election as director, which was confirmed by them for inclusion in this Proxy Statement.

[PHOTO OMITTED] John D. Wren
                Age: 53
                Director since 1993

                Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. Prior to 1997, he served as President of Omnicom.

[PHOTO OMITTED] Bruce Crawford
                Age: 77
                Director since 1989
                Chairman of the Board and Chairman of the Finance Committee

                Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. He is Chairman of the Executive Committee of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of Venetian Heritage and The Animal Medical Center.

[PHOTO OMITTED] Robert Charles Clark
                Age: 62
                Director since 2002
                Member of the Audit and Governance Committees

                Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School. He was Dean of Harvard Law School from July 1989 through June 2003. He has served as professor of law at Harvard since 1979, and before that, was a tenured professor at Yale Law School. His specialty is corporate law. Mr. Clark is a director of Collins & Aikman Corp. and Time Warner Inc. Mr. Clark is also a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA).

[PHOTO OMITTED] Leonard S. Coleman, Jr.
                Age: 57
                Director since 1993
                Member of the Compensation and Governance Committees

                Mr. Colemen was Senior Advisor, Major League Baseball from 1999 until 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball. Mr. Coleman is a director of Cendant Corporation, H.J. Heinz Corporation, Churchill Downs Inc., Aramark Corporation and Electronic Arts Inc.

[PHOTO OMITTED] Errol M. Cook
                Age: 66
                Director since 2003
                Member of the Audit Committee

                Mr. Cook is a private investor and consultant. Previously, he was a managing director and partner of Warburg Pincus from March 1991 until his retirement in February 1999. Before that, Mr. Cook was a Senior Partner of Ernst & Young (August 1961-September 1989) and a Managing Director of Schroders (September 1989-March 1991). Mr. Cook is also a director of Journal Register Company.

[PHOTO OMITTED] Susan S. Denison
                Age: 60
                Director since 1997
                Member of the Compensation and Governance Committees

                Ms. Denison is a partner of Cook Associates, an executive search firm, a position she has held since June 2001. Previously, she served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She also served as Executive Vice President, Madison Square Garden and Executive Vice President and General Manager at Showtime Networks. Ms. Denison is also a director of InterCure, Inc.

[PHOTO OMITTED] Michael A. Henning
                Age: 65
                Director since 2003
                Member of the Audit Committee

                Mr. Henning was Deputy Chairman of Ernst & Young from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He is also a director of CTS Corporation.

[PHOTO OMITTED] John R. Murphy
                Age: 72
                Director since 1996
                Chairman of the Audit Committee and member of the Governance Committee

                Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He is a trustee of Mercer University, a trustee and Chairman of the Board of the Mercantile Mutual Funds and a director of SirsiDynix. Mr. Murphy is also a past president of the U.S. Golf Association.

[PHOTO OMITTED] John R. Purcell
                Age: 74
                Director since 1986
                Chairman of the Governance Committee and member of the Finance Committee

                Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm. He served as Chairman of Donnelley Marketing, Inc., a database direct marketing firm, from 1991 to 1996. He is also a director of Technology Solutions Co.

[PHOTO OMITTED] Linda Johnson Rice
                Age: 48
                Director since 2000
                Member of the Compensation and Governance Committees

                Ms. Rice is President and Chief Executive Officer of Johnson Publishing Company, Inc. and President of Fashion Fair Cosmetics, a division of Johnson Publishing. Ms. Rice is a director of Bausch & Lomb Inc., Kimberly-Clark Corporation and MoneyGram International Inc.

[PHOTO OMITTED] Gary L. Roubos
                Age: 69
                Director since 1986
                Chairman of the Compensation Committee and member of the Finance Committee

                Mr. Roubos was Chairman of Dover Corporation, a diversified industrial manufacturing corporation, from May 1989 to May 1999, and Chief Executive Officer of that company from January 1981 to May 1994. He is also a director of ProQuest Company.

Item 2 - Ratification of the Appointment of Independent Auditors

      In accordance with the Audit Committee's charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2006. We are submitting the selection of our independent auditors for shareholder ratification at the 2006 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

      Representatives of KPMG LLP are expected to be present at the 2006 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

      The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

      Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal.

                    INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

      More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2006 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. (Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority.) If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

      In order to ratify the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voted is required. In order to obtain approval of the election of any nominee as a director, assuming a quorum exists, a plurality vote is required. Abstentions, broker non-votes and withheld votes will not be considered as votes cast in favor or against any proposal. As a result, abstentions, broker non-votes and, in the case of election of directors, withheld votes, will have no effect on the matters brought to a vote at the meeting.

Voting

      You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders' identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the enclosed proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, in their discretion. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

      Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our employee stock purchase plan, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Time on Thursday, May 18, 2006. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the employee stock purchase plan, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

      If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

      Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the election of directors, and the ratification of the appointment of KPMG LLP as our independent auditors.

Default Voting

      If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director and FOR the ratification of the appointment of KPMG LLP. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Right to Revoke

      If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2006 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the Annual Meeting and voting in person. For shares beneficially owned by you, but held in "street name" by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

      Mellon Investor Services will act as inspectors at the 2006 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

                             ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

      Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2005, with the following exceptions. Last year, a report deadline was missed that resulted in a late Form 4 filing with respect to each of our directors who was not an employee or a former employee of Omnicom, which identified a grant under the Director Equity Plan that should have been reported earlier on a Form 4. Philip J. Angelastro and Andrew Robertson each filed a late Form 4 last year to report a transaction that should have been reported earlier on a Form 4. Jean-Marie Dru filed two late Forms 4 in 2006 to report a total of six transactions that should have been reported earlier on Forms 4. Each of these reports was filed late due to administrative oversight.

Expense of Solicitation

      We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. For these services, we will pay D.F. King & Co. a fee of approximately $10,000 and reimburse it for certain of out-of-pocket disbursements and expenses.

Incorporation by Reference

      To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Executive
Compensation: Compensation Committee Report on Executive Compensation," "Audit Related Matters: Audit Committee Report" (to the extent permitted by the rules of the SEC) and "Performance Graph" will not be deemed incorporated, unless specifically provided otherwise in such filing.

Availability of Certain Documents

      A copy of our 2005 Annual Report to Shareholders is enclosed. You also may obtain a copy of this document, our 2005 Annual Report on Form 10-K filed with the SEC, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

      If you are the beneficial owner of shares of our common stock held in "street name" by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2005 Annual Report to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2005 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022,

Attn: Corporate Secretary or calling our corporate secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

                SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

      Any shareholder who wishes to present a proposal for inclusion in next year's Proxy Statement and form of proxy must deliver the proposal to our principal executive offices no later than the close of business on December 22, 2006. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

      Our by-laws require that written notice of a nomination for director or submission of a proposal to be voted on at an annual meeting be provided to our corporate secretary no less than 60 days prior to the date set for the meeting, which was March 24, 2006 for the 2006 Annual Meeting. In order for a nomination or proposal to be considered, the notice must contain certain information prescribed by our by-laws. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

                                              MICHAEL J. O'BRIEN
                                                   Secretary

New York, New York
April 26, 2006

                               OMNICOM GROUP INC.
                  437 Madison Avenue o New York, New York 10022

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2006.

The undersigned hereby appoints Randall J. Weisenburger and Michael J. O'Brien, and each of them, as proxies, each with full power of substitution, to vote all shares of common stock of Omnicom Group Inc. that the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders to be held on May 23, 2006, and at any postponements or adjournments thereof, as specified on the reverse of this proxy card and in their discretion upon such other matters as may properly come before such Annual Meeting and at any postponements or adjournments thereof. Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you if received by 11:59 p.m. Eastern Time, on Monday, May 22, 2006. If you do not give any direction, this proxy will be voted FOR Items (1) and (2) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned is a participant in our employee retirement savings plan and/or our employee stock purchase plan and has Omnicom stock allocated to his or her account(s), then the undersigned directs the trustee or the administrator of the relevant plan likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated in the manner specified on the reverse of this card and in their discretion on all other matters as may properly come before the meeting. If you are such a participant and your voting instructions are not received by 11:59 p.m. Eastern Time, on Thursday, May 18, 2006, the trustee of the employee retirement saving plan will vote your plan shares in the same proportion as it votes all other shares in the plan for which it has received timely voting instructions and the administrator of the employee stock purchase plan will not vote your shares.

Please specify your choices by marking the appropriate boxes on the REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete the reverse side and mail it or use our Internet or toll-free telephone voting system explained on the reverse side.

           (Continued and to be dated and signed on the reverse side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

         FOR INTERNET AND TELEPHONE PROXY INSTRUCTIONS, SEE REVERSE SIDE

                                                                          Please
                                                                           mark
                                                                           with
                                                                            [X]

--------------------------------------------------------------------------------
1. Election of Directors

01 John D. Wren
02 Bruce Crawford                 FOR      WITHHOLD
03 Robert Charles Clark           ALL      FROM ALL
04 Leonard S. Coleman, Jr.      NOMINEES   NOMINEES
05 Errol M. Cook                  [_]        [_]
06 Susan S. Denison
07 Michael A. Henning           FOR all, except vote WITHHELD from the following
08 John R. Murphy               nominee(s):
09 John R. Purcell
10 Linda Johnson Rice           ________________________________________________
11 Gary L. Roubos

2. Ratification of KPMG LLP as our independent           FOR   AGAINST   ABSTAIN
   auditors for 2006                                     [_]     [_]       [_]

--------------------------------------------------------------------------------
       The Board of Directors recommends that you vote FOR Items 1 and 2.

Signature ______________________________________________________________________

Joint Signature if held jointly ________________________________________________

Date: __________________, 2006

Please sign exactly as your name appears on this proxy. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

Dear Shareholder:

We have established different ways to vote your shares. You may appoint your proxies to vote your shares by mailing the enclosed proxy card, or through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on Thursday, May 18, 2006, for shares held in our employee plans and by 11:59 p.m. Eastern Time, on Monday, May 22, 2006, for all other shares.

To vote over the Internet:

      o     Log on to the Internet and go to the website:
            http://www.proxyvoting.com/omc

      o     Have this proxy card ready

      o     Follow the instructions that appear on your computer screen

To vote over the telephone:

      o     On a touch-tone telephone, call 1-866-540-5760

      o     Have this proxy card ready

      o     Follow the recorded instructions

Your Internet or telephone authorization allows the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you elect to appoint your proxies by Internet or by telephone, you do NOT need to mail back your proxy card.